New York Mortgage Trust, Inc. 2024 First Quarter Financial Summary

Forward Looking Statements This presentation contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on our beliefs, assumptions and expectations of our future performance, taking into account all information currently available to us. These beliefs, assumptions and expectations are subject to risks and uncertainties and can change as a result of many possible events or factors, not all of which are known to us. If a change occurs, our business, financial condition, liquidity and results of operations may vary materially from those expressed or implied in our forward-looking statements. The following factors are examples of those that could cause actual results to vary from our forward-looking statements: changes in our business and investment strategy; inflation and changes in interest rates and the fair market value of our assets, including negative changes resulting in margin calls relating to the financing of our assets; changes in credit spreads; changes in the long-term credit ratings of the U.S., Fannie Mae, Freddie Mac, and Ginnie Mae; general volatility of the markets in which we invest; changes in prepayment rates on the loans we own or that underlie our investment securities; increased rates of default, delinquency or vacancy and/or decreased recovery rates on or at our assets; our ability to identify and acquire our targeted assets, including assets in our investment pipeline; our ability to dispose of assets from time to time on terms favorable to us, including the disposition over time of our joint venture equity investments; changes in our relationships with our financing counterparties and our ability to borrow to finance our assets and the terms thereof; changes in our relationships with and/or the performance of our operating partners; our ability to predict and control costs; changes in laws, regulations or policies affecting our business; our ability to make distributions to our stockholders in the future; our ability to maintain our qualification as a REIT for federal tax purposes; our ability to maintain our exemption from registration under the Investment Company Act of 1940, as amended; impairments in the value of the collateral underlying our investments; our ability to manage or hedge credit risk, interest rate risk, and other financial and operational risks; our exposure to liquidity risk, risks associated with the use of leverage, and market risks; and risks associated with investing in real estate assets, including changes in business conditions and the general economy, the availability of investment opportunities and the conditions in the market for Agency RMBS, non-Agency RMBS, ABS and CMBS securities, residential loans, structured multi-family investments and other mortgage-, residential housing- and credit-related assets. These and other risks, uncertainties and factors, including the risk factors and other information described in our most recent Annual Report on Form 10-K, as updated and supplemented from time to time, and our subsequent Quarterly Reports on Form 10-Q and other information that we file from time to time with the U.S. Securities and Exchange Commission (“SEC”) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), could cause our actual results to differ materially from those projected in any forward-looking statements we make. All forward-looking statements speak only as of the date on which they are made. New risks and uncertainties arise over time and it is not possible to predict those events or how they may affect us. Except as required by law, we are not obligated to, and do not intend to, update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. This presentation may not contain all of the information that is important to you. As a result, the information in this presentation should be read together with the information included in our most recent Annual Report on Form 10-K, as updated and supplemented from time to time, and our subsequent Quarterly Reports on Form 10-Q and other information that we file under the Exchange Act. References to “the Company,” “NYMT,” “we,” “us,” or “our” refer to New York Mortgage Trust, Inc., together with its consolidated subsidiaries, unless we specifically state otherwise or the context indicates otherwise. See glossary of defined terms and detailed end notes for additional important disclosures included at the end of this presentation. First quarter 2024 Financial Tables and related information can be viewed in the Company’s press release dated May 1, 2024 posted on the Company’s website at http:// www.nymtrust.com under the “News” section. See Glossary and End Notes in the Appendix. 2

Management Update "The March 2024 U.S. GDP report surprised the market with a lower-than-expected growth rate of 1.6%, signaling potential late-stage cycle conditions in the U.S. economy. Without further depletion of U.S. consumer savings in the first quarter, GDP could have been 100 bps lower. We expect slow-to-moderate growth for the rest of the year with an increasing risk of recession. In response, we continue to take a balanced approach to opportunities by intentionally lowering credit exposure or by avoiding identifiable risks. We believe that fixed income investments, particularly short-duration mortgage credit and Agency RMBS, continue to provide compelling returns in this economic backdrop. In the first quarter, we continued to reduce our exposure to multi-family joint venture equity investments (“JV Equity”), which represents less than 5% of the Company’s capital allocation at the end of the quarter. Divestment of the JV Equity portfolio has been a challenge in a higher rate environment alongside unfavorable market conditions, which has negatively impacted valuations. The impairments in the JV Equity book are the primary driver of the -9.08% decline of Adjusted Book Value in the first quarter. However, as our exposure to JV Equity approaches zero and our allocations to Agency RMBS increase, we expect book value volatility to subside. With the Company’s current liquidity, we are excited to prudently grow the Company’s balance sheet for income growth in the year." — Jason Serrano, Chief Executive Officer To Our Stockholders 3

Table of Contents • Company Overview • Financial Summary • Market & Strategy Update • Quarterly Financial Information • Appendix 4

Company Overview 5

NYMT Overview New York Mortgage Trust, Inc. (NASDAQ: NYMT) is an internally-managed real estate investment trust (“REIT”) for U.S. federal income tax purposes in the business of acquiring, investing in, financing and managing primarily mortgage- related single-family and multi-family residential assets. Our objective is to deliver long-term stable distributions to our stockholders over changing economic conditions through a combination of net interest spread and capital gains from a diversified investment portfolio. Our investment portfolio includes credit sensitive single-family and multi-family assets, as well as more traditional types of fixed-income investments that provide coupon income, such as Agency RMBS. Data As of 3/31/2024 81 professionals in New York, Los Angeles, and Charlotte Focus on utilizing Market Leading Technology & Data Committed to Community, Diversity & Inclusion Loan Servicing and Direct Property Management Expertise $5.4B Total Investment Portfolio / $1.1B Market Capitalization Charlotte New YorkLos Angeles Office Locations Capital Allocation See Glossary and End Notes in the Appendix. 6 Single-Family Credit Single-Family Agency Multi-Family Cash and Other 17% 53% 25% 5% Declared a total of $1.4B in common stock dividends since our June 2004 initial public offering

◦ Issued $276 million rated performing and re-performing residential loan securitization with a 5.75% effective cost ◦ Issued $225 million BPL revolver securitization with a 7.43% effective cost ◦ Company Recourse Leverage Ratio of 1.7x ◦ Portfolio Recourse Leverage Ratio of 1.6x ◦ $213 million of available cash as of March 31, 2024 *Represents a non-GAAP financial measure. See Non-GAAP Financial Measures in the Appendix. Financial Performance ◦ Loss per share (basic) of $(0.75), Comprehensive loss per share of $(0.75) ◦ Undepreciated loss per share of $(0.68)* ◦ Book value per share of $10.21 (-9.73% change QoQ) ◦ Adjusted book value per share of $11.51* (-9.08% change QoQ) ◦ (7.96)% Quarterly Economic Return ◦ (7.50)% Quarterly Economic Return on Adjusted Book Value* Stockholder Value ◦ Declared first quarter common stock dividend of $0.20 per share ◦ Common stock dividend yield of 11.11% (share price as of 3/31/24) ◦ 2024 G&A expense ratio of 3.41% Liquidity / Financing Investing Activity See Glossary and End Notes in the Appendix. 7 Key Developments ◦ Investment portfolio acquisitions of $608 million • Includes $298 million of Agency RMBS at 5.80% average coupon • Includes $306 million of Residential Loans (99% BPL - Bridge/Rental)

Market Update 8 See Glossary and End Notes in the Appendix. U.S. Economy Showing Signs of Late Cycle Conditions GDP • In Q4 2023, U.S. GDP slowed to 3.4% from the 4.9% pace in the prior quarter. • In early 2024, U.S. GDP surprised to the downside at 1.60% versus economist projections of 2.50%. • Without further drawdown on the personal savings rate by 0.40%, Q1 U.S. GDP would have been approximately 0.50%. • Recession risk remains elevated. 3.40% 2.50% 1.60% Last (Q4 '23) Expected (Q1 '24) Actual (Q1 '24) Source: U.S. Bureau of Economic Analysis Source: Federal Reserve (Funds Rate and Target); Bureau of Labor Statistics (CPI); Bureau of Economic Analysis (PCE); inflation rates are annual Rates and InflationQ1 Real GDP 20212020 2022 2023 2024 Inflation • The BEA released the Fed’s preferred inflation measure, Core PCE, for March which was 2.8% year-over-year. • Higher inflation was primarily driven by the services industry. • Durable goods showed negative price growth in March. • While inflation measures are sharply lower from peak rates, the final 80 bps to meet the Fed’s inflation target of 2% is proving difficult to achieve.

$1.1 $0.9 $0.9 $0.9 $0.9 $2.7 $3.1 $3.8 $4.2 $4.5 $3.8 $4.0 $4.7 $5.1 $5.4 BPL - Bridge Other Investments Total Q1 2023 Q2 2023 Q3 2023 Q4 2023 Q1 2024 $21.3 $17.4 $15.9 $17.1 $19.2 $29.5 $34.2 $43.3 $55.4 $58.9 $50.8 $51.6 $59.2 $72.5 $78.1 BPL - Bridge Other Investments Total Q1 2023 Q2 2023 Q3 2023 Q4 2023 Q1 2024 $213 $103 $86 $402 Available Cash Financing of Unencumbered Assets Additional Financing of Under- Levered Assets Total Deployment Availability Balance Sheet Structured for Growth Portfolio Management Focus Grow interest income by: • Adding BPL-Bridge loans to maintain low duration of credit exposure. • Continuing to rotate excess capital into highly liquid assets such as Agency RMBS. • Unlocking value though experienced asset management capability. • Seeking dislocated opportunities due to funding / liquidity needs. NYMT Adjusted Interest Income* (Dollar amounts in billions) NYMT Investment Portfolio Size Reserve for Excess Liquidity % of $1.1B of Market Capitalization 9 *Represents a non-GAAP financial measure. See Non-GAAP Financial Measures in the Appendix. QoQ Change: +7.7% +6.3% +12.3%19% 9% 8% 36% (Dollar amounts in millions) (Dollar amounts in millions)

Financial Summary 10

0.4 0.3 6.7 8.1 Credit and Other Agency 4Q 2023 1Q 2024 Company Portfolio 1Q 2023 2Q 2023 3Q 2023 4Q 2023 1Q 2024 Financial Snapshot Earnings & Book Value 2.18%2.45% 2.80% 3.60% 3.34% 6.49% 6.80%6.69% Investment Portfolio Financing & Liquidity Dividend Per Share $0.20 $0.20 4Q 2023 1Q 2024 $12.66 $11.51 4Q 2023 1Q 2024 $0.37 $(0.68) 4Q 2023 1Q 2024 Available Cash (in millions) Portfolio Allocation SF Credit 59% SF Credit 50% MF 8% Other <1% Recourse Leverage Ratio $216 $223 $221 $171 $213 1Q 2023 2Q 2023 3Q 2023 4Q 2023 1Q 2024 6.49% 6.80% 6.69% 6.66%$0.20 $0.17 $0.18 $0.19 $0.20 1Q 2023 2Q 2023 3Q 2023 4Q 2023 1Q 2024 Net Interest Income - EPS ContributionTotal Portfolio Size (in billions) 11.11% Dividend Yield Q1'24 Economic Return on Adjusted Book Value*: (7.50)% See Glossary and End Notes in the Appendix. *Represents a non-GAAP financial measure. See Non-GAAP Financial Measures in the Appendix. $3.8 $4.0 $4.7 $5.1 $5.4 1Q 2023 2Q 2023 3Q 2023 4Q 2023 1Q 2024 0.3x 1.3x 1.2x 1.6x 1.5x 0.4x 0.7x 0.6x Undepreciated Earnings (Loss) Per Share*Adjusted Book Value Per Share* 1.7x 1.6x 11 Portfolio Recourse Leverage Ratio SF Agency 42% 1.5x 1.6x Total Portfolio Leverage 9.0x 5.0x x x x x

2024 2025 2026 2027 2028 2035 $378 $385 $419 $523 $419 $94 $574 $1,407 $1,771 $1,991 $317 $188 $170 $179 $103 $1,416 $1,390 $1,336 $1,292 $1,652 $353 $451 $376 $340 $338 $216 $223 $221 $171 $213 MTM Repo - Credit MTM Repo - Agency Non-MTM Repo - Credit Securitization Financing Unencumbered Residential Loans and Investment Securities Available Cash 1Q 2023 2Q 2023 3Q 2023 4Q 2023 1Q 2024 NYMT Debt Structure Quarterly Portfolio Financing Exposure (Dollar amounts in millions) Portfolio Recourse Leverage Ratio 0.6x 1.2x 1.6x1.5x0.3x Quarterly Portfolio Financing Exposure (Dollar amounts in millions) See Glossary and End Notes in the Appendix. Portfolio and Corporate Debt (dollar amounts in millions) 12 Corporate Debt Maturities (dollar amounts in millions) $45 $100 Securitization Financing $1,652 Non-MTM Repo - Credit $103 MTM Repo - Agency $1,991 MTM Repo - Credit $419 Sr. Unsec. Notes $100 Sub. Debentures $45| 2% | 1% | 10% | 46% | 3% | 38%

Mezzanine Lending $207 MM | 4% Hybrid Preferred & Joint Venture Equity $148 MM | 3% Joint Venture Equity $52 MM | 1% See Glossary and End Notes in the Appendix. Targeting liquid or shorter duration assets for flexibility to rotate to higher equity return opportunities Reinvesting proceeds into higher equity return opportunities Agency RMBS $2,217 MM | 40% BPL - Bridge $941 MM | 17% RPL $588 MM | 11% Performing Loans $531 MM | 9% BPL - Rental $305 MM | 5% Non-Agency RMBS $175 MM | 3% SFR $149 MM | 2% 13 Available Cash $213 MM | 4% Other Investments $35 MM | 1% $5.4 Billion Portfolio Assets +$213M Available Cash NYMT Portfolio Assets Single-Family 87% Multi-Family 8% Other 5%

Market & Strategy Update 14

$86 $103 $179 $232 $302$106 $546 $946 $416 $298 Q1 2023 Q2 2023 Q3 2023 Q4 2023 Q1 2024 NYMT Investment Strategy Strategy For Sustainable Earnings Growth Strategy • NYMT has focused on growing the investment portfolio as the Fed nears the end of its unprecedented rate hiking cycle. • Acquisition activity has recently been concentrated in more liquid Agency RMBS and shorter duration BPL-Bridge loans. • Despite the increase in the pace of acquisitions, we seek to preserve liquidity for other asset deployment opportunities that may arise in the future. • We continue to focus on asset management to increase the pace of resolutions across the portfolio and to mitigate future realized losses. Portfolio Acquisitions (Dollar amounts in millions) BPL - Bridge/Rental Other Agency RMBS $219 $664 Investment Activity Q1 2023 Q2 2023 Q3 2023 Q4 2023 Q1 2024 Acquisitions $ 219.2 $ 663.9 $ 1,146.6 $ 673.7 $ 608.2 Sales (0.2) (1.0) (43.4) (45.3) (29.7) Payoffs (289.4) (358.3) (300.3) (260.9) (262.2) Net Investment Activity $ (70.4) $ 304.6 $ 802.9 $ 367.5 $ 316.3 $674 See Glossary and End Notes in the Appendix. 15 $1,147 $27 $15 $22 $26 $608 $8

Single-Family Agency RMBS Market Agency Market • In the quarter, current coupon mortgage spreads remained range-bound and ended effectively unchanged from Q4 2023, despite interest rates drifting higher. • The pace of Agency RMBS acquisitions slowed given the resiliency of mortgage spreads in the face of a higher interest rate environment. NYMT continues to actively monitor the market for more attractive entry points to continue growing the portfolio. See Glossary and End Notes in the Appendix. 16 Chart Data As of 3/31/2024 Coupon (%) N Y M T A g en cy R M B S ($ M M ) Z V Sp read (b p ) NYMT Agency RMBS Holdings ZV Spread 2.0 2.5 3.0 3.5 4.0 4.5 5.0 5.5 6.0 6.5 7.0 $0 $400 $800 $1,200 0 50 100 150 200 Specified Pools at Different Coupons Agency RMBS Current Coupon Spreads

Single-Family Agency RMBS Strategy Agency Strategy • The allocation towards Agency RMBS continues to complement the overall portfolio by diversifying away from credit. • By growing the portfolio in 2023 and continuing to prioritize the strategy in 2024, NYMT has been able to construct a high coupon portfolio at historically elevated spreads. • The Agency RMBS portfolio is concentrated primarily in specified pools with low pay-ups for additional prepayment protection. Agency Portfolio Characteristics Market Value ($MM) Specified Pool % | Agency IOs % $2,217 98% | 2% See Glossary and End Notes in the Appendix. High LTV 19% Investor 3% Low FICO 31% Generic 28% State 6% Loan Bal 6% ARM 7% Specified Pool Breakdown 17 43% 33% 17% 7% 5.5% Coupon 6.0% Coupon 6.5% Coupon ARM 6.1% Coupon Specified Pool by Coupon Specified Pool Characteristics Q4 2023 Q1 2024 Outstanding UPB ($MM) $1,905 $2,156 Price $101.30 $100.65 Avg. Coupon 5.85% 5.84% WALA (months) 9.4 11.9

Apr 2023 May 2023 Jun 2023 Jul 2023 Aug 2023 Sep 2023 Oct 2023 Nov 2023 Dec 2023 Jan 2024 Feb 2024 Mar 2024 0% 50% 100% Single-Family Business Purpose Loan-Bridge Strategy Strategy • NYMT is increasing the size of the BPL-Bridge portfolio through purchases from multiple originators, while maintaining a conservative credit profile in our acquisitions. • We are limiting our exposure to more illiquid sectors within BPL-Bridge, such as ground-up construction loans and loans backed by multi-family properties. • Our purchase pipeline can be efficiently funded through revolving securitization structures. • Life-to-date UPB invested in BPL-Bridge is $3.8 billion. Loan Key Characteristics Q1 2024 Portfolio Q1 2024 Acquisitions UPB ($MM) $971 $239 Loan Count 1,831 514 Avg. FICO 736 744 Avg. Coupon 10.0% 11.0% Avg. LTARV 64% 64% Avg. LTC 70% 74% Ground Up % 12% 5% Multi-Family % 14% —% See Glossary and End Notes in the Appendix. $1,099 $933 $884 $920 $971 $183 $208 $202 $186 $199 $916 $725 $682 $734 $772 DQ 60+ % Performing DQ 60+ Q1 2023 Q2 2023 Q3 2023 Q4 2023 Q1 2024 $— $400 $800 $1,200 —% 25% 50% 75% 100% BPL-Bridge Loan Portfolio CompositionCash Collections* as Percentage of Monthly Scheduled Interest across BPL-Bridge Loan Portfolio 18 *Does not include principal repayments. 12 mo. average: 94% M ill io ns 20%

Single-Family

Portfolio Overview

Dollar amounts in millions

Total Investment Portfolio 92% | **Total Capital 70%**

Core Strategy	Sub-Sector	Asset Value %	Asset Value $	Net Capital %	Net Capital $	Portfolio Recourse Leverage Ratio	Total Portfolio Leverage Ratio	Key Characteristics: Avg. FICO	Key Characteristics: Avg. LTV	Key Characteristics: Avg. Coupon	Current Environment
BPL - Bridge	• Bridge loans	19%	$941	35%	$368	0.4x	2.0x	736	64%	9.99%	- Overall BPL-Bridge origination volumes continued to increase in Q1 2024, driven by robust housing fundamentals and strengthening securitization execution. This aligns with NYMT's goal of increasing acquisitions in this sector.
BPL - Rental	• DSCR	6%	$305	5%	$48	0.5x	5.4x	748	69%	5.27%	- Securitization spreads have tightened significantly over the last quarter. NYMT has started acquiring assets with the goal of issuing another rated securitization later this year. NYMT is sourcing BPL-Rental at attractive prices from its BPL-Bridge originator relationships.
Performing Loan	• S&D • Other	11%	$531	8%	$84	0.3x	5.6x	716	59%	4.04%	- Increased institutional competition has led to tighter spreads in the S&D market, offsetting recent rate moves. Given the tightening, increased pricing has led to more pools trading. NYMT continues to deploy capital selectively in this space.
RPL	• Seasoned re-performing and non-performing mortgage loans	12%	$588	9%	$93	1.0x	5.7x	634	54%	5.12%	- Supply remains tight with GSEs reducing RPL sales due to increased rate volatility. Embedded downside protection via lower LTVs have improved liquidity and minimized credit concerns in our portfolio. NYMT has not recently made additions to its RPL portfolio given tight spreads.
Agency RMBS	• Agency	45%	$2,217	24%	$246	8.1x	8.1x	726	82%	5.84%	- Despite interest rates moving higher, current-coupon Agency RMBS spreads ended the quarter unchanged from year end 2023 levels. NYMT continues to assess opportunities to increase its Agency RMBS portfolio allocation at attractive spread levels.
Non-Agency RMBS	• Non-Agency (includes Consolidated SLST securities - $151)	4%	$175	12%	$125	0.5x	0.5x	608	79%	3.67%	- New issue volume remained strong in the first quarter as healthy investor demand fueled tighter credit spreads, helping to offset the higher interest rate environment. NYMT continues to monitor the Non-Agency RMBS market for opportunities to invest.
SFR	• Single-family rental properties	3%	$149	7%	$78	0.9x	0.9x				- Home price trends have been positive due to low supply of homes in the market. Cap rates remain low despite historic unaffordability of homeownership due to increasing mortgage rates. NYMT has not recently made additions to its SFR portfolio.

See Glossary and End Notes in the Appendix.

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Asset Management Update • $6 million loan payoff in Q1 2024 at a lifetime IRR to NYMT of 14.1% (1.37x multiple). • Annual payoff rate: ◦ 2023: 37% ◦ 2024: 11% See Glossary and End Notes in the Appendix.20 Mezzanine Lending Portfolio Balance Over Time • We expect the remaining 21 positions will continue a high payoff rate due to: ◦ Substantial seasoning - 32 months from origination ◦ Low property leverage - 84% Adjusted Loan-to- Value(1) • $207MM remaining exposure at the end of Q1 2024. ◦ 90% portfolio occupancy 1. Avg. Adjusted LTV of Mezzanine Lending investments represent the weighted average LTV, inclusive of the estimated capital expenditure budget at origination, of the underlying properties. Multi-Family Asset Class-Mezzanine Lending Avg. Annualized Payoff Rate 27.4% 2018 2019 2020 2021 2022 2023 2024

Multi-Family Asset Class-Joint Venture Equity (1) Portfolio Update • NYMT ceased acquisitions after April 2022. • $52MM of remaining exposure as of Q1 2024. ◦ 42% held for sale ◦ 58% held and used See Glossary and End Notes in the Appendix.21 Held for Sale: JV Equity Disposal Group State Count NYMT Equity Basis (millions) % of Total % Occupancy Total Units Rent Per Unit FL 2 $10 45% 90% 578 $1,487 AL 1 $12 55% 92% 264 $1,703 Total 3 $22 100% 91% 842 $1,556 Held & Used: JV Equity Not in Disposal Group State Count NYMT Equity Basis (millions) % of Total % Occupancy Total Units Rent Per Unit FL 5 $18 60% 87% 1,465 $1,690 OK 2 $5 17% 88% 957 $776 TX 2 $2 6% 92% 566 $964 AL 1 $5 17% 94% 429 $1,333 Total 10 $30 100% 89% 3,417 $1,266 Asset Management Update • NYMT is focusing on increasing occupancy levels after the completion or near completion of value-add capex programs. • We are actively marketing and seeking disposition options on 3 properties. • We are holding 10 properties for longer-term disposition, where the value-add program is incomplete and/or near-term market dynamics are unfavorable. 1. Excludes Hybrid Preferred & Joint Venture Equity investment in the amount of $147.6 million.

Multi-Family

Portfolio Overview

Dollar amounts in millions

Total Investment Portfolio 8% | **Total Capital 25%**

Core Strategy	Sub-Sector	Asset Value %	Asset Value $	Net Capital (1) %	Net Capital (1) $	Key Characteristics: Avg. DSCR	Key Characteristics: Avg. Adjusted LTV (2)	Key Characteristics: Avg. Coupon (3)	Current Environment
Mezzanine Lending	Preferred equity and mezzanine direct originations	51%	$207	55%	$203	1.26x	84%	12.50%	- Agencies remain the primary lender in the multi-family sector. - Agency volume is elevated with lower cost of funds. Leverage is still constrained primarily due to heightened operating expenses, leading to increased opportunities for mezzanine gap financing. - An increase in refinance opportunities is primarily driven by impending maturities. This is expected to continue over the next 12 months. - Many new players are entering the Mezzanine Lending space as institutional Joint Venture Equity is difficult to find. - The current environment has led to more Mezzanine Lending opportunities for lower leveraged deals behind agency. A majority of pipeline activity are either new acquisitions behind an agency execution or refinances of debt and/or equity.
Joint Venture Equity	Equity ownership of individual multi-family properties alongside an operating partner	13%	$52	14%	$52	1.06x	76%	N/A	- Debt originations declined over 50% in 2023 as compared to 2022 - U.S. multi-family property sales volume fell by 70% in 2023 as compared to 2022. - Strong deliveries from new construction projects throughout 2024 expected; with uncertainty in future projects due to elevated debt costs and fewer banks supporting construction lending. - Given the current environment, there is a lack of institutional joint venture equity available, further pushing institutional equity towards Mezzanine Lending.
Hybrid Preferred & Joint Venture Equity	Combined preferred and common equity investment in a joint venture that owns 13 properties	36%	$148	31%	$112	1.43x	80%	11%	

1. Net Capital for Hybrid Preferred & Joint Venture Equity includes Asset Value less the cumulative adjustment of redeemable non-controlling interest to estimated redemption value.
2. Avg. Adjusted LTV represents the weighted average LTV, inclusive of the estimated capital expenditure budget at origination, of the underlying properties.
3. The Avg. Coupon for Hybrid Preferred & Joint Venture Equity relates to the preferred equity investment.

22
See Glossary and End Notes in the Appendix.

NYMT

2024 Focus Utilize a Strong and Flexible Balance Sheet to Capture Long-Term Value: • Maximize liquidity with low-cost operating structure to afford a patient investment approach. • Continue with increased exposure to principal- protected, highly liquid assets to offset credit portfolio run-off and to capture opportunities if the economy slows. • Invest through the strength of our asset management platform to unlock value. The Company is focused on opportunities in a market undergoing a structural landscape change. Balance sheet growth is expected to continue with Agency securities, short-term bridge loans, and structured derivatives. In this new environment, success may be achieved through organic creation of liquidity, tactical asset management, and prudent liability management. 23

Quarterly Financial Information 24

Financial Results See Glossary and End Notes in the Appendix. *Represents a non-GAAP financial measure. See Non-GAAP Financial Measures in the Appendix. First Quarter Profit & Loss Dollar amounts in millions, except per share data Description Amount EPS Contribution Interest income $ 83.9 $ 0.92 Interest expense (66.0) (0.72) Net Interest Income $ 17.9 $ 0.20 Income from real estate 38.1 0.42 Expenses related to real estate (54.5) (0.60) Net Loss from Real Estate $ (16.4) $ (0.18) Realized losses (10.5) (0.12) Unrealized losses (39.4) (0.43) Gains on derivative investments 49.2 0.54 Preferred return on mezzanine lending 3.5 0.04 Impairment of real estate (36.2) (0.40) Loss on reclassification of disposal group (14.6) (0.16) Other loss (9.3) (0.10) Other Loss $ (57.3) $ (0.63) Total Net Interest Income, Net Loss from Real Estate & Other Loss $ (55.8) $ (0.61) General & administrative expenses (13.0) (0.14) Portfolio operating expenses (11.3) (0.12) Total Expenses $ (24.3) $ (0.26) Add Back: Net loss attributable to non-controlling interest 22.2 0.24 Income tax benefit — — Preferred stock dividends (10.4) (0.12) Net Loss Attributable to Common Stockholders $ (68.3) $ (0.75) Add Back: Depreciation expense on operating real estate 6.3 0.07 Undepreciated Loss* $ (62.0) $ (0.68) 25

Yields By Strategy

Quarter over Quarter Comparison

Net Interest Spread (1Q'24 vs 4Q'23)

Net Interest Spread increased 29 bps from the prior quarter, primarily as a result of:

- Increase in yield on average interest earning assets of 17 bps due to an increase in the average coupon rate of business purpose loans acquired during the quarter
- Decrease in average financing cost of 12 bps due to the securitization of residential loans previously financed through repurchase agreements with higher financing costs and the benefit of our in-the-money interest rate swaps

Dollar Amounts in Thousands	1Q'24	4Q'23	3Q'23	2Q'23	1Q'23
Single-Family					
Avg. Interest Earning Assets	$ 4,798,871	$ 4,569,863	$ 3,801,646	$ 3,264,106	$ 3,132,910
Avg. Interest Bearing Liabilities	$ 3,895,156	$ 3,526,749	$ 2,764,496	$ 2,305,556	$ 2,150,130
Yield on Avg. Interest Earning Assets*	6.29 %	6.11 %	5.83 %	5.87 %	6.03 %
Average Financing Cost*	(5.03) %	(5.12) %	(5.04) %	(5.51) %	(5.74) %
Single-Family Net Interest Spread*	**1.26 %**	**0.99 %**	**0.79 %**	**0.36 %**	**0.29 %**
Multi-Family					
Avg. Interest Earning Assets	$ 95,382	$ 99,509	$ 127,909	$ 133,608	$ 123,671
Avg. Interest Bearing Liabilities	$ –	$ –	$ –	$ –	$ –
Yield on Avg. Interest Earning Assets*	11.18 %	10.65 %	11.94 %	10.86 %	11.54 %
Average Financing Cost*	– %	– %	– %	– %	– %
Multi-Family Net Interest Spread*	**11.18 %**	**10.65 %**	**11.94 %**	**10.86 %**	**11.54 %**
Corporate/Other					
Avg. Interest Earning Assets	$ 1,000	$ 1,000	$ 1,000	$ 1,249	$ 1,806
Avg. Interest Bearing Liabilities	$ 219,298	$ 219,739	$ 221,534	$ 205,673	$ 145,000
Yield on Avg. Interest Earning Assets*	– %	– %	– %	4.80 %	10.63 %
Average Financing Cost*	(5.75) %	(6.34) %	(6.15) %	(6.45) %	(7.20) %
Corporate/Other Net Interest Spread*	**(5.75)%**	**(6.34)%**	**(6.15)%**	**(1.65)%**	**3.43 %**
Total					
Avg. Interest Earning Assets	$ 4,895,253	$ 4,670,372	$ 3,930,555	$ 3,398,963	$ 3,258,387
Avg. Interest Bearing Liabilities	$ 4,114,454	$ 3,746,488	$ 2,986,030	$ 2,511,229	$ 2,295,130
Yield on Avg. Interest Earning Assets*	6.38 %	6.21 %	6.03 %	6.07 %	6.24 %
Average Financing Cost*	(5.07) %	(5.19) %	(5.13) %	(5.59) %	(5.83) %
Net Interest Spread*	**1.31 %**	**1.02 %**	**0.90 %**	**0.48 %**	**0.41 %**

See Glossary and End Notes in the Appendix.

**Represents a non-GAAP financial measure. See Non-GAAP Financial Measures in the Appendix.*

26

NYMT

Adjusted Net Interest Income*

Quarter over Quarter Comparison

Adjusted Net Interest Income* (1Q'24 vs 4Q'23)
Increase in Adjusted Net Interest Income primarily attributable to:
- Increased investment in Agency RMBS and business purpose loans in the first quarter
- Increase in net interest benefit of our interest rate swaps

Adjusted Interest Income & Adjusted Interest Expense Breakout by Investment Category

Dollar Amounts in Thousands		1Q'24		4Q'23		3Q'23		2Q'23		1Q'23
Single-Family										
Adjusted Interest Income*	$	75,426	$	69,851	$	55,389	$	47,941	$	47,204
Adjusted Interest Expense*		(48,762)		(45,518)		(35,150)		(31,667)		(30,407)
Single-Family Adjusted Net Interest Income*	**$**	**26,664**	**$**	**24,333**	**$**	**20,239**	**$**	**16,274**	**$**	**16,797**
Multi-Family										
Interest Income	$	2,665	$	2,670	$	3,849	$	3,618	$	3,569
Interest Expense		–		–		–		–		–
Multi-Family Net Interest Income	**$**	**2,665**	**$**	**2,670**	**$**	**3,849**	**$**	**3,618**	**$**	**3,569**
Corporate/Other										
Interest Income	$	–	$	–	$	–	$	15	$	48
Adjusted Interest Expense*		(3,134)		(3,512)		(3,433)		(3,307)		(2,547)
Corporate/Other Adjusted Net Interest Income (Loss)*	**$**	**(3,134)**	**$**	**(3,512)**	**$**	**(3,433)**	**$**	**(3,292)**	**$**	**(2,499)**
Total Adjusted Interest Income*	$	78,091	$	72,521	$	59,238	$	51,574	$	50,821
Total Adjusted Interest Expense*		(51,896)		(49,030)		(38,583)		(34,974)		(32,954)
Total Adjusted Net Interest Income*	**$**	**26,195**	**$**	**23,491**	**$**	**20,655**	**$**	**16,600**	**$**	**17,867**

See Glossary and End Notes in the Appendix.
**Represents a non-GAAP financial measure. See Non-GAAP Financial Measures in the Appendix.*

27

NYMT

Net Loss from Real Estate

Quarter over Quarter Comparison

Net Loss from Real Estate (1Q'24 vs 4Q'23)

Increase in net loss from real estate during the quarter primarily due to:

- Increase in depreciation expense on operating real estate as a result of the reclassification of real estate assets from held for sale to held and used at the end of the prior quarter
- Amortization of lease intangibles on a preferred equity investment that was consolidated at the end of the prior quarter
- Decrease in income from real estate due to the full quarter impact of the de-consolidation of two multi-family joint venture properties and as a result of non-recurring income recognized in the prior period related to earnest money received from a cancelled sale

Dollar Amounts in Thousands		1Q'24		4Q'23		3Q'23		2Q'23		1Q'23
Income from real estate	$	38,076	$	42,861	$	42,391	$	44,776	$	41,746
Expenses related to real estate:										
Interest expense, mortgages payable on real estate		(20,769)		(22,063)		(21,604)		(24,075)		(22,478)
Depreciation expense on operating real estate [(1)]		(11,149)		(6,249)		(6,204)		(6,128)		(6,039)
Amortization of lease intangibles related to operating real estate [(1)]		(1,427)		–		–		–		–
Other real estate expenses		(21,100)		(21,356)		(22,371)		(22,328)		(22,180)
Total expenses related to real estate	$	(54,445)	$	(49,668)	$	(50,179)	$	(52,531)	$	(50,697)
Net Loss from Real Estate	**$**	**(16,369)**	**$**	**(6,807)**	**$**	**(7,788)**	**$**	**(7,755)**	**$**	**(8,951)**

1. See *Slide 41* for amounts of depreciation expense and amortization of lease intangibles related to operating real estate attributable to the Company.

See Glossary and End Notes in the Appendix.

28

Other (Loss) Income

Quarter over Quarter Comparison

Realized (Losses) Gains, Net (1Q'24 vs 4Q'23)
Net realized losses on residential loans and real estate owned in the first quarter primarily related to:
- Losses incurred on foreclosed properties due to lower valuations
- Realized losses recognized on the sale of certain performing and non-performing residential loans

Dollar Amounts in Thousands	1Q'24	4Q'23	3Q'23	2Q'23	1Q'23
Residential loans and real estate owned	$ (10,164)	$ (12,888)	$ (1,638)	$ 707	$ 1,081
Investment securities	(369)	(11,951)	(2,041)	(329)	–
Total Realized (Losses) Gains, net	**$ (10,533)**	**$ (24,839)**	**$ (3,679)**	**$ 378**	**$ 1,081**

Unrealized (Losses) Gains, Net (1Q'24 vs 4Q'23)
Unrealized losses recognized in the first quarter can be attributed to:
- Increase in interest rates, which primarily impacted the fair value of our Agency RMBS

Dollar Amounts in Thousands	1Q'24	4Q'23	3Q'23	2Q'23	1Q'23
Residential loans	$ (2,968)	$ 68,931	$ (21,418)	$ (6,970)	$ 29,247
Consolidated SLST	(36)	9,338	(9,325)	(12,328)	2,299
CDOs at fair value	1,637	–	–	–	–
Preferred equity and mezzanine loan investments	(4,777)	131	(17)	513	452
Investment securities	(33,246)	74,534	(30,535)	(8,509)	853
Total Unrealized (Losses) Gains, net	**$ (39,390)**	**$ 152,934**	**$ (61,295)**	**$ (27,294)**	**$ 32,851**

See Glossary and End Notes in the Appendix.

29

NYMT

Other (Loss) Income Quarter over Quarter Comparison Gains (Losses) on Derivative Instruments, Net (1Q’24 vs 4Q’23) Net gains on derivative investments in the first quarter primarily related to: • Unrealized gains on interest rate swaps and interest rate caps as a result of an increase in interest rates • Realized gains on the termination of interest rate swaps and net coupon payments received Dollar Amounts in Thousands 1Q'24 4Q'23 3Q'23 2Q'23 1Q'23 Unrealized gains (losses) on derivative instruments $ 45,034 $ (63,927) $ 20,555 $ 18,361 $ (4,362) Realized gains (losses) on derivative instruments 4,177 (655) 438 3,212 — Total Gains (Losses) on Derivative Investments, net $ 49,211 $ (64,582) $ 20,993 $ 21,573 $ (4,362) See Glossary and End Notes in the Appendix. 30 (Loss) Income from Equity Investments (1Q’24 vs 4Q’23) Loss from equity investments in the first quarter primarily related to: • Unrealized losses recognized on two unconsolidated joint venture equity investments due to a decrease in fair value • Unrealized loss recognized on an equity investment in an entity that originates residential loans due to a decrease in fair value Dollar Amounts in Thousands 1Q'24 4Q'23 3Q'23 2Q'23 1Q'23 Preferred return on preferred equity investments accounted for as equity $ 3,517 $ 4,485 $ 4,484 $ 5,027 $ 5,313 Unrealized gains, net on preferred equity investments accounted for as equity 86 317 194 5 638 (Loss) income from unconsolidated joint venture equity investments in multi-family properties (4,050) 647 (2,622) (2,376) 1,060 (Loss) income from entities that originate residential loans (1,689) 3,113 — — (2,500) Total (Loss) Income from Equity Investments $ (2,136) $ 8,562 $ 2,056 $ 2,656 $ 4,511

Other (Loss) Income

Quarter over Quarter Comparison

Impairment of Real Estate (1Q'24 vs 4Q'23)

Impairment losses recognized as a result of:

- Decrease in fair value of real estate in disposal group held for sale due to lower valuations as a result of lower net operating income estimates and wider cap rates
- Reclassification of certain single-family rental properties to real estate held for sale

Dollar Amounts in Thousands	1Q'24	4Q'23	3Q'23	2Q'23	1Q'23
Impairment of Real Estate	**$ (36,247)**	**$ (18,252)**	**$ (44,157)**	**$ (16,864)**	**$ (10,275)**

Loss on Reclassification of Disposal Group (1Q'24 vs 4Q'23)

- Loss recognized on the reclassification of a joint venture equity investment from held for sale to held and used, which resulted in the remeasurement of real estate assets held by the joint venture equity investment at the lower of fair value or carrying amount before the real estate assets were classified as held for sale, adjusted for depreciation and amortization expense that would have been recognized had the real estate assets been continuously classified as held and used

Dollar Amounts in Thousands	1Q'24	4Q'23	3Q'23	2Q'23	1Q'23
Loss on Reclassification of Disposal Group	**$ (14,636)**	**$ (16,163)**	**$ –**	**$ –**	**$ –**

Other (Loss) Income (1Q'24 vs 4Q'23)

Other loss in the first quarter primarily attributable to:

- Provision for uncollectible accounts receivable for asset management expenses incurred related to a non-accrual multi-family loan that are in excess of anticipated redemption proceeds
- Loss on extinguishment of collateralized debt obligations recognized in relation to the redemption of a residential loan securitization during the period

Dollar Amounts in Thousands	1Q'24	4Q'23	3Q'23	2Q'23	1Q'23
Preferred equity and mezzanine loan premiums resulting from early redemption	$ 98	$ 76	$ 128	$ 186	$ –
Gain on sale of real estate	134	2,884	–	1,879	–
Gain on de-consolidation of joint venture equity investment in Consolidated VIE	50	–	–	–	–
(Loss) gain on extinguishment of collateralized debt obligations and mortgages payable on real estate	(692)	(103)	–	(1,863)	1,170
Provision for uncollectible accounts receivable	(3,207)	–	–	–	–
Miscellaneous income	25	168	11	95	105
Total Other (Loss) Income	**$ (3,592)**	**$ 3,025**	**$ 139**	**$ 297**	**$ 1,275**

See Glossary and End Notes in the Appendix.

31

Expense Analysis

Quarter over Quarter Comparison

General and Administrative Expenses (1Q'24 vs 4Q'23)
General and administrative expenses increased due to an increase in non-recurring professional fees and consulting fees

Dollar Amounts in Thousands		1Q'24		4Q'23		3Q'23		2Q'23		1Q'23
Salaries, benefits and directors' compensation	$	9,273	$	8,773	$	8,649	$	9,820	$	9,367
Other general and administrative expenses		3,781		2,968		3,177		3,496		3,316
Total General and Administrative Expenses	**$**	**13,054**	**$**	**11,741**	**$**	**11,826**	**$**	**13,316**	**$**	**12,683**

Portfolio Operating Expenses (1Q'24 vs 4Q'23)
Portfolio operating expenses increased due to:
- Debt issuance costs related to residential loan securitization CDOs issued during the quarter that were expensed as incurred as a result of the fair value option election
- Increased expenses related to asset management of our BPL-Bridge portfolio

Dollar Amounts in Thousands		1Q'24		4Q'23		3Q'23		2Q'23		1Q'23
Portfolio operating expenses	$	7,742	$	6,072	$	5,161	$	5,649	$	7,070
Residential loan securitization transaction costs		3,545		–		–		–		–
Total Portfolio Operating Expenses	**$**	**11,287**	**$**	**6,072**	**$**	**5,161**	**$**	**5,649**	**$**	**7,070**

See Glossary and End Notes in the Appendix.

32
NYMT

Other Comprehensive (Loss) Income Dollar Amounts in Thousands 1Q'24 4Q'23 3Q'23 2Q'23 1Q'23 Net (Loss) Income Attributable to Company's Common Stockholders $ (68,340) $ 31,465 $ (94,819) $ (37,202) $ 10,521 Other Comprehensive Income (Loss): Increase (decrease) in fair value of investment securities available for sale — 1 (65) (383) 591 Reclassification adjustment for net loss included in net (loss) income 4 1,822 — — — Total Other Comprehensive Income (Loss) 4 1,823 (65) (383) 591 Comprehensive (Loss) Income Attributable to Company's Common Stockholders $ (68,336) $ 33,288 $ (94,884) $ (37,585) $ 11,112 See Glossary and End Notes in the Appendix. 33

Book Value Changes in Book Value The following table analyzes the changes in GAAP Book Value and Adjusted Book Value* of our common stock for the quarter ended March 31, 2024. Amounts in Thousands, except per share Amount Shares Per Share Beginning Balance, GAAP Book Value $ 1,025,502 90,675 $ 11.31 Common stock issuance, net (1,196) 556 Balance after share activity 1,024,306 91,231 11.23 Adjustment of redeemble non-controlling interest to estimated redemption value (6,428) (0.07) Dividends and dividend equivalents declared (18,396) (0.20) Net change in accumulated other comprehensive loss: Investment securities available for sale 4 — Net loss attributable to Company's common stockholders (68,340) (0.75) Ending Balance, GAAP Book Value $ 931,146 91,231 $ 10.21 Add: Cumulative depreciation expense on real estate (1) 24,451 0.27 Cumulative amortization of lease intangibles related to real estate (1) 13,000 0.14 Cumulative adjustment of redeemable non-controlling interest to estimated redemption value 36,489 0.40 Adjustment of amortized cost liabilities to fair value 44,590 0.49 Ending Balance, Adjusted Book Value* $ 1,049,676 91,231 $ 11.51 Quarter Ended March 31, 2024 (1) Represents cumulative adjustments for the Company's share of depreciation expense and amortization of lease intangibles related to real estate held as of the end of the period presented for which an impairment has not been recognized. See Glossary and End Notes in the Appendix. *Represents a non-GAAP financial measure. See Non-GAAP Financial Measures in the Appendix. 34

Annual and Quarterly Returns

Economic/Total Rate

Economic Return:
Change in book value per share for the period + dividend per share declared for the period, divided by the beginning period book value per share.

Economic Return on Adjusted Book Value:*
Change in Adjusted Book Value per share for the period + dividend per share declared for the period, divided by the beginning period Adjusted Book Value per share.

	1Q'24	2023	2022	2021
Book Value per share				
Beginning	$ 11.31	$ 13.27	$ 18.81	$ 18.84
Ending	$ 10.21	$ 11.31	$ 13.27	$ 18.81
Change in Book Value per share	**$ (1.10)**	**$ (1.96)**	**$ (5.54)**	**$ (0.03)**
Dividends				
Q1	$ 0.20	$ 0.40	$ 0.40	$ 0.40
Q2		0.30	0.40	0.40
Q3		0.30	0.40	0.40
Q4		0.20	0.40	0.40
Total	**$ 0.20**	**$ 1.20**	**$ 1.60**	**$ 1.60**
Economic Return	**(8.0)%**	**(5.7)%**	**(20.9)%**	**8.3 %**
Adjusted Book Value per share*				
Beginning	$ 12.66	$ 15.89	$ 18.89	$ 18.82
Ending	$ 11.51	$ 12.66	$ 15.89	$ 18.89
Change in Adjusted Book Value per share	**$ (1.15)**	**$ (3.23)**	**$ (3.00)**	**$ 0.07**
Economic Return on Adjusted Book Value*	**(7.5)%**	**(12.8)%**	**(7.4)%**	**8.7 %**

Total Rate of Return:
Change in stock price for the period + dividend per share declared for the period, divided by the beginning period stock price.

	1Q'24	2023	2022	2021
Stock Price				
Beginning	$ 8.53	$ 10.24	$ 14.88	$ 14.76
Ending	$ 7.20	$ 8.53	$ 10.24	$ 14.88
Change in Stock Price	**$ (1.33)**	**$ (1.71)**	**$ (4.64)**	**$ 0.12**
Total Rate of Return	**(13.2)%**	**(5.0)%**	**(20.4)%**	**11.7 %**

See Glossary and End Notes in the Appendix.
**Represents a non-GAAP financial measure. See Non-GAAP Financial Measures in the Appendix.*

NYMT

35

Appendix 36

Non-GAAP Financial Measures Adjusted Net Interest Income and Net Interest Spread In addition to the results presented in accordance with GAAP, this supplemental presentation includes certain non-GAAP financial measures, including adjusted interest income, adjusted interest expense, adjusted net interest income, yield on average interest earning assets, average financing cost, net interest spread, undepreciated (loss) earnings and adjusted book value per common share. Our management team believes that these non-GAAP financial measures, when considered with our GAAP financial statements, provide supplemental information useful for investors as it enables them to evaluate our current performance and trends using the metrics that management uses to operate our business. Our presentation of non-GAAP financial measures may not be comparable to similarly-titled measures of other companies, who may use different calculations. Because these measures are not calculated in accordance with GAAP, they should not be considered a substitute for, or superior to, the financial measures calculated in accordance with GAAP. Our GAAP financial results and the reconciliations of the non-GAAP financial measures included in this supplemental presentation to the most directly comparable financial measures prepared in accordance with GAAP should be carefully evaluated. Financial results for the Company during a given period include the net interest income earned on our investment portfolio of residential loans, RMBS, CMBS, ABS and preferred equity investments and mezzanine loans, where the risks and payment characteristics are equivalent to and accounted for as loans (collectively, our “interest earning assets”). Adjusted net interest income and net interest spread (both supplemental non-GAAP financial measures) are impacted by factors such as our cost of financing, including our hedging costs, and the interest rate that our investments bear. Furthermore, the amount of premium or discount paid on purchased investments and the prepayment rates on investments will impact adjusted net interest income as such factors will be amortized over the expected term of such investments. We provide the following non-GAAP financial measures, in total and by investment category, for the respective periods: • Adjusted Interest Income – calculated as our GAAP interest income reduced by the interest expense recognized on Consolidated SLST CDOs, • Adjusted Interest Expense – calculated as our GAAP interest expense reduced by the interest expense recognized on Consolidated SLST CDOs and adjusted to include the net interest component of interest rate swaps, • Adjusted Net Interest Income – calculated by subtracting Adjusted Interest Expense from Adjusted Interest Income, • Yield on Average Interest Earning Assets – calculated as the quotient of our Adjusted Interest Income and our average interest earning assets and excludes all Consolidated SLST assets other than those securities owned by the Company, • Average Financing Cost – calculated as the quotient of our Adjusted Interest Expense and the average outstanding balance of our interest bearing liabilities, excluding Consolidated SLST CDOs and mortgages payable on real estate, and • Net Interest Spread – calculated as the difference between our Yield on Average Interest Earning Assets and our Average Financing Cost. These measures remove the impact of Consolidated SLST that we consolidate in accordance with GAAP and include the net interest component of interest rate swaps utilized to hedge the variable cash flows associated with our variable-rate borrowings, which is included in gains (losses) on derivative instruments, net in the Company's condensed consolidated statements of operations. With respect to Consolidated SLST, we only include the interest income earned by the Consolidated SLST securities that are actually owned by the Company as the Company only receives income or absorbs losses related to the Consolidated SLST securities actually owned by the Company. We include the net interest component of interest rate swaps in these measures to more fully represent the cost of our financing strategy. We provide the non-GAAP financial measures listed above because we believe these non-GAAP financial measures provide investors and management with additional detail and enhance their understanding of our interest earning asset yields, in total and by investment category, relative to the cost of our financing and the underlying trends within our portfolio of interest earning assets. In addition to the foregoing, our management team uses these measures to assess, among other things, the performance of our interest earning assets in total and by asset, possible cash flows from our interest earning assets in total and by asset, our ability to finance or borrow against the asset and the terms of such financing and the composition of our portfolio of interest earning assets, including acquisition and disposition determinations. The following slides present reconciliations of GAAP interest income to Adjusted Interest Income, GAAP interest expense to Adjusted Interest Expense and GAAP net interest income to Adjusted Net Interest Income for our single-family and corporate/other portfolios and the Company for the periods indicated. See Glossary and End Notes in the Appendix. 37

Non-GAAP Financial Measures Reconciliation of Single-Family Adjusted Net Interest Income Dollar Amounts in Thousands 1Q'24 4Q'23 3Q'23 2Q'23 1Q'23 Single-Family GAAP interest income $ 81,227 $ 76,119 $ 61,346 $ 53,907 $ 53,519 GAAP interest expense (61,740) (57,489) (44,101) (38,542) (36,759) GAAP total net interest income $ 19,487 $ 18,630 $ 17,245 $ 15,365 $ 16,760 GAAP interest income $ 81,227 $ 76,119 $ 61,346 $ 53,907 $ 53,519 Adjusted for: Consolidated SLST CDO interest expense (5,801) (6,268) (5,957) (5,966) (6,315) Adjusted Interest Income $ 75,426 $ 69,851 $ 55,389 $ 47,941 $ 47,204 GAAP interest expense $ (61,740) $ (57,489) $ (44,101) $ (38,542) $ (36,759) Adjusted for: Consolidated SLST CDO interest expense 5,801 6,268 5,957 5,966 6,315 Net interest benefit of interest rate swaps 7,177 5,703 2,994 909 37 Adjusted Interest Expense $ (48,762) $ (45,518) $ (35,150) $ (31,667) $ (30,407) Adjusted Net Interest Income (1) $ 26,664 $ 24,333 $ 20,239 $ 16,274 $ 16,797 (1) Adjusted Net Interest Income is calculated by subtracting Adjusted Interest Expense from Adjusted Interest Income. See Glossary and End Notes in the Appendix. 38

Non-GAAP Financial Measures Reconciliation of Corporate/Other Adjusted Net Interest Income Dollar Amounts in Thousands 1Q'24 4Q'23 3Q'23 2Q'23 1Q'23 Corporate/Other GAAP interest income $ — $ — $ — $ 15 $ 48 GAAP interest expense (4,289) (4,500) (4,305) (3,862) (2,576) GAAP total net interest income $ (4,289) $ (4,500) $ (4,305) $ (3,847) $ (2,528) GAAP interest expense $ (4,289) $ (4,500) $ (4,305) $ (3,862) $ (2,576) Adjusted for: Net interest benefit of interest rate swaps 1,155 988 872 555 29 Adjusted Interest Expense $ (3,134) $ (3,512) $ (3,433) $ (3,307) $ (2,547) Adjusted Net Interest Income (Loss) (1) $ (3,134) $ (3,512) $ (3,433) $ (3,292) $ (2,499) (1) Adjusted Net Interest Income is calculated by subtracting Adjusted Interest Expense from GAAP Interest Income. See Glossary and End Notes in the Appendix. 39

Non-GAAP Financial Measures Reconciliation of Total Adjusted Net Interest Income (1) Adjusted Net Interest Income is calculated by subtracting Adjusted Interest Expense from Adjusted Interest Income. Dollar Amounts in Thousands 1Q'24 4Q'23 3Q'23 2Q'23 1Q'23 GAAP interest income $ 83,892 $ 78,789 $ 65,195 $ 57,540 $ 57,136 GAAP interest expense (66,029) (61,989) (48,406) (42,404) (39,335) GAAP total net interest income $ 17,863 $ 16,800 $ 16,789 $ 15,136 $ 17,801 GAAP interest income $ 83,892 $ 78,789 $ 65,195 $ 57,540 $ 57,136 Adjusted for: Consolidated SLST CDO interest expense (5,801) (6,268) (5,957) (5,966) (6,315) Adjusted Interest Income $ 78,091 $ 72,521 $ 59,238 $ 51,574 $ 50,821 GAAP interest expense $ (66,029) $ (61,989) $ (48,406) $ (42,404) $ (39,335) Adjusted for: Consolidated SLST CDO interest expense 5,801 6,268 5,957 5,966 6,315 Net interest benefit of interest rate swaps 8,332 6,691 3,866 1,464 66 Adjusted Interest Expense $ (51,896) $ (49,030) $ (38,583) $ (34,974) $ (32,954) Adjusted Net Interest Income (1) $ 26,195 $ 23,491 $ 20,655 $ 16,600 $ 17,867 See Glossary and End Notes in the Appendix. 40

Non-GAAP Financial Measures Undepreciated (Loss) Earnings Undepreciated (Loss) Earnings is a supplemental non-GAAP financial measure defined as GAAP net (loss) income attributable to Company's common stockholders excluding the Company's share in depreciation expense and lease intangible amortization expense, if any, related to operating real estate, net, for which an impairment has not been recognized. By excluding these non-cash adjustments from our operating results, we believe that the presentation of Undepreciated (Loss) Earnings provides a consistent measure of our operating performance and useful information to investors to evaluate the effective net return on our portfolio. In addition, we believe that presenting Undepreciated (Loss) Earnings enables our investors to measure, evaluate, and compare our operating performance to that of our peers. A reconciliation of net (loss) income attributable to Company's common stockholders to Undepreciated (Loss) Earnings for the periods indicated is presented below: Dollar Amounts in Thousands (except per share data) 1Q'24 4Q'23 3Q'23 2Q'23 1Q'23 Net (loss) income attributable to Company's common stockholders $ (68,340) $ 31,465 $ (94,819) $ (37,202) $ 10,521 Add: Depreciation expense on operating real estate 6,326 2,232 2,182 2,180 2,120 Undepreciated (Loss) Earnings $ (62,014) $ 33,697 $ (92,637) $ (35,022) $ 12,641 Weighted average shares outstanding - basic 91,117 90,683 90,984 91,193 91,314 Undepreciated (Loss) Earnings per common share $ (0.68) $ 0.37 $ (1.02) $ (0.38) $ 0.14 See Glossary and End Notes in the Appendix. 41

Non-GAAP Financial Measures Adjusted Book Value Per Common Share Adjusted book value per common share is a supplemental non-GAAP financial measure calculated by making the following adjustments to GAAP book value: (i) exclude the Company's share of cumulative depreciation and lease intangible amortization expenses related to real estate held at the end of the period for which an impairment has not been recognized, (ii) exclude the cumulative adjustment of redeemable non-controlling interests to estimated redemption value and (iii) adjust our amortized cost liabilities that finance our investment portfolio to fair value. Our rental property portfolio includes fee simple interests in single-family rental homes and joint venture equity interests in multi-family properties owned by Consolidated Real Estate VIEs. By excluding our share of cumulative non-cash depreciation and amortization expenses related to real estate held at the end of the period for which an impairment has not been recognized, adjusted book value reflects the value, at their undepreciated basis, of our single-family rental properties and joint venture equity investments that the Company has determined to be recoverable at the end of the period. Additionally, in connection with third party ownership of certain of the non-controlling interests in certain of the Consolidated Real Estate VIEs, we record redeemable non-controlling interests as mezzanine equity on our condensed consolidated balance sheets. The holders of the redeemable non-controlling interests may elect to sell their ownership interests to us at fair value once a year, subject to annual minimum and maximum amount limitations, resulting in an adjustment of the redeemable non-controlling interests to fair value that is accounted for by us as an equity transaction in accordance with GAAP. A key component of the estimation of fair value of the redeemable non-controlling interests is the estimated fair value of the multi-family apartment properties held by the applicable Consolidated Real Estate VIEs. However, because the corresponding real estate assets are not reported at fair value and thus not adjusted to reflect unrealized gains or losses in our condensed consolidated financial statements, the cumulative adjustment of the redeemable non-controlling interests to fair value directly affects our GAAP book value. By excluding the cumulative adjustment of redeemable non-controlling interests to estimated redemption value, Adjusted Book Value more closely aligns the accounting treatment applied to these real estate assets and reflects our joint venture equity investment at its undepreciated basis. The substantial majority of our remaining assets are financial or similar instruments that are carried at fair value in accordance with the fair value option in our condensed consolidated financial statements. However, unlike our use of the fair value option for the assets in our investment portfolio, certain CDOs issued by our residential loan securitizations, senior unsecured notes and subordinated debentures that finance our investment portfolio assets are carried at amortized cost in our condensed consolidated financial statements. By adjusting these financing instruments to fair value, Adjusted Book Value reflects the Company's net equity in investments on a comparable fair value basis. We believe that the presentation of Adjusted Book Value per common share provides a useful measure for investors and us as it provides a consistent measure of our value, allows management to effectively consider our financial position and facilitates the comparison of our financial performance to that of our peers. The following slide presents a reconciliation of GAAP book value to Adjusted Book Value and calculation of Adjusted Book Value per common share as of the dates indicated. See Glossary and End Notes in the Appendix. 42

Non-GAAP Financial Measures

Reconciliation of Adjusted Book Value Per Common Share

Dollar Amounts in Thousands (except per share data)		1Q'24		4Q'23		3Q'23		2Q'23		1Q'23
Company's stockholders' equity	$	1,485,256	$	1,579,612	$	1,575,228	$	1,690,712	$	1,737,506
Preferred stock liquidation preference		(554,110)		(554,110)		(554,110)		(555,699)		(556,645)
GAAP Book Value		931,146		1,025,502		1,021,118		1,135,013		1,180,861
Add:										
Cumulative depreciation expense on real estate [1]		24,451		21,801		21,817		23,157		33,553
Cumulative amortization of lease intangibles related to real estate [1]		13,000		14,897		21,356		30,843		59,844
Cumulative adjustment of redeemable non-controlling interest to estimated redemption value		36,489		30,062		17,043		27,640		44,237
Adjustment of amortized cost liabilities to fair value		44,590		55,271		90,929		90,129		86,978
Adjusted Book Value	**$**	**1,049,676**	**$**	**1,147,533**	**$**	**1,172,263**	**$**	**1,306,782**	**$**	**1,405,473**
Common shares outstanding		91,231		90,675		90,684		91,250		91,180
GAAP book value per common share	$	10.21	$	11.31	$	11.26	$	12.44	$	12.95
Adjusted Book Value per common share	**$**	**11.51**	**$**	**12.66**	**$**	**12.93**	**$**	**14.32**	**$**	**15.41**

(1) Represents cumulative adjustments for the Company's share of depreciation expense and amortization of lease intangibles related to real estate held as of the end of the period presented for which an impairment has not been recognized.

See Glossary and End Notes in the Appendix.

NYMT
43

Glossary The following defines certain of the commonly used terms in this presentation: "ABS" refers to asset-backed securities; "Adjusted Book Value" has the meaning set forth in Appendix - "Non-GAAP Financial Measures—Adjusted Book Value Per Common Share"; "Adjusted Interest Income" has the meaning set forth in Appendix - "Non-GAAP Financial Measures—Adjusted Net Interest Income and Net Interest Spread"; "Adjusted Interest Expense" has the meaning set forth in Appendix - "Non-GAAP Financial Measures—Adjusted Net Interest Income and Net Interest Spread"; "Adjusted Net Interest Income" has the meaning set forth in Appendix - "Non-GAAP Financial Measures—Adjusted Net Interest Income and Net Interest Spread"; "Agency" refers to CMBS or RMBS representing interests in or obligations backed by pools of mortgage loans issued and guaranteed by a government sponsored enterprise (“GSE”), such as the Federal National Mortgage Association (“Fannie Mae”) or the Federal Home Loan Mortgage Corporation (“Freddie Mac”), or an agency of the U.S. government, such as the Government National Mortgage Association (“Ginnie Mae”); "ARMs" refers to adjustable-rate RMBS; "Average Financing Cost" has the meaning set forth in Appendix - "Non-GAAP Financial Measures—Adjusted Net Interest Income and Net Interest Spread"; "Average Interest Earning Assets" include residential loans, multi-family loans and investment securities and exclude all Consolidated SLST assets other than those securities owned by the Company. Average Interest Earning Assets is calculated based on the daily average amortized cost for the periods indicated; "Average Interest Bearing Liabilities" is calculated each quarter based on the daily average outstanding balance for the respective periods and include repurchase agreements, residential loan securitization CDOs, senior unsecured notes and subordinated debentures and exclude Consolidated SLST CDOs and mortgages payable on real estate as the Company does not directly incur interest expense on these liabilities that are consolidated for GAAP purposes; "BPL" refers to business purpose loans; "BPL-Bridge" refers to short-term business purpose loans collateralized by residential properties made to investors who intend to rehabilitate and sell the residential property for a profit; "BPL-Rental" refers to business purpose loans which finance (or refinance) non-owner occupied residential properties that are rented to one or more tenants; "Capital Allocation" refers to the net capital allocated (see Appendix - "Capital Allocation"); "CDO" or "collateralized debt obligation" includes debt that permanently finances the residential loans held in Consolidated SLST and the Company's residential loans held in securitization trusts that we consolidate or consolidated in our financial statements in accordance with GAAP; "CMBS" refers to commercial mortgage-backed securities comprised of commercial mortgage pass-through securities issued by a GSE, as well as PO, IO or mezzanine securities that represent the right to a specific component of the cash flow from a pool of commercial mortgage loans; "Company Recourse Leverage Ratio" represents total outstanding recourse repurchase agreement financing plus subordinated debentures and senior unsecured notes divided by the Company's total stockholders' equity. Does not include non-recourse repurchase agreement financing, collateralized debt obligations and mortgages payable on real estate as they are non-recourse debt to the Company; "Consolidated Real Estate VIEs" refers to Consolidated VIEs that own multi-family properties; "Consolidated SLST" refers to a Freddie Mac-sponsored residential mortgage loan securitization, comprised of seasoned re-performing and non-performing residential mortgage loans, of which we own the first loss subordinated securities and certain IOs, that we consolidate in our financial statements in accordance with GAAP; "Consolidated SLST CDOs" refers to the debt that permanently finances the residential mortgage loans held in Consolidated SLST that we consolidate in our financial statements in accordance with GAAP; "Consolidated VIEs" refers to variable interest entities (“VIEs”) where the Company is the primary beneficiary, as it has both the power to direct the activities that most significantly impact the economic performance of the VIE and a right to receive benefits or absorb losses of the entity that could be potentially significant to the VIE and that the Company consolidates in its consolidated financial statements in accordance with GAAP; "Corporate Debt" refers to subordinated debentures and senior unsecured notes, collectively; "CRE" refers to commercial real estate; "DSCR" refers to debt service coverage ratio; "Economic Return" is calculated based on the periodic change in GAAP book value per share plus dividends declared per common share during the respective period; 44

Glossary "Economic Return on Adjusted Book Value" is calculated based on the periodic change in Adjusted Book Value per common share, a supplemental non-GAAP measure, plus dividends declared per common share during the respective periods; "IOs" refers collectively to interest only and inverse interest only mortgage-backed securities that represent the right to the interest component of the cash flow from a pool of mortgage loans; "JV" refers to joint venture; "LTARV" refers to loan-to-after repair value ratio; "LTC" refers to loan-to-cost ratio; "LTV" refers to loan-to-value ratio; "Market Capitalization" is the outstanding shares of common stock and preferred stock multiplied by closing common stock and preferred stock market prices as of the date indicated; "MBS" refers to mortgage-backed securities; "Mezzanine Lending" refers to the Company's preferred equity in, and mezzanine loans to, entities that have multi-family real estate assets; "MF" refers to multi-family; "MTM" refers to mark-to-market; "Net Capital" refers to the net carrying value of assets and liabilities related to a strategy; "Net Interest Spread" has the meaning set forth in Appendix - "Non-GAAP Financial Measures—Adjusted Net Interest Income and Net Interest Spread"; "non-Agency RMBS" refers to RMBS that are not guaranteed by any agency of the U.S. Government or GSE; "Portfolio Recourse Leverage Ratio" represents outstanding recourse repurchase agreement financing divided by the Company's total stockholders' equity; "RMBS" refers to residential mortgage-backed securities backed by adjustable-rate, hybrid adjustable-rate, or fixed-rate residential loans; "RPL" refers to pools of seasoned re-performing, non-performing and other delinquent mortgage loans secured by first liens on one- to four-family properties; "S&D" refers to scratch and dent mortgage loans secured by a mortgage lien on a one- to four- family residential property intended by the originator to conform with Fannie Mae, Freddie Mac or other conduit standards but did not meet the originally intended origination guidelines due to errors in relevant documentation, credit underwriting of the borrower, consumer disclosures or other applicable requirements; "SF" refers to single-family; "SFR" refers to single-family rental properties; "Specified Pools" includes the Company's Agency fixed rate RMBS and Agency ARMs; "Total Investment Portfolio" refers to the carrying value of investments actually owned by the Company (see Appendix – “Capital Allocation”); "Total Portfolio Leverage Ratio" represents outstanding repurchase agreement financing plus residential CDOs issued by the Company related to the strategy divided by the Net Capital allocated to the strategy; "Total Rate of Return" is calculated based on the change in price of the Company's common stock plus dividends declared per common share during the respective period; "Undepreciated (Loss) Earnings" has the meaning set forth in Appendix - "Non-GAAP Financial Measures—Undepreciated (Loss) Earnings"; "UPB" refers to unpaid principal balance; "WA" refers to weighted average; "WALA" refers to weighted average loan age; "WAR" refers to weighted average interest rate as of the end of the period; "Yield on Average Interest Earning Assets" has the meaning set forth in Appendix -"Non-GAAP Financial Measures—Adjusted Net Interest Income and Net Interest Spread"; and "ZV Spread" refers to zero-volatility spread. 45

End Notes Slide 1 − Image(s) used under license from Powerpoint Stock Images. Slide 3 − Image(s) used under license from Powerpoint Stock Images. Slide 4 − Image(s) used under license from Powerpoint Stock Images. Slide 5 − Image(s) used under license from Powerpoint Stock Images. Slide 6 − Refer to Appendix - "Capital Allocation" for a detailed breakout of Capital Allocation and Total Investment Portfolio. Agency RMBS with total net capital allocated of $246.3  million are included in Single- Family in the Appendix - "Capital Allocation" table. Slide 7 − Available cash as of March 31, 2024 is calculated as unrestricted cash of $226.9  million less $14.3  million of cash held by the Company's consolidated multi-family properties not in disposal group held for sale. − Effective cost represents the the weighted average pricing yield of all sold tranches of the securitization at primary issuance weighted by the pricing value of each sold tranche, factoring in the modeling assumptions as described in the offering materials of such securitization. − Average Coupon for Agency RMBS strategy represents the weighted average coupon rate of purchased Specified Pools and does not include purchased Agency IOs. Slide 8 − "Rates and Inflation" data sourced from Federal Reserve, U.S. Bureau of Labor Statistics, and U.S. Bureau of Economic Analysis. − Percentage Real GDP and Expected GDP data sourced from U.S. Bureau of Economic Analysis. − Decline in personal savings rate and corresponding adjusted GDP sourced from Rosenberg Research. Slide 9 − Available cash is calculated as unrestricted cash of $226.9 million less $14.3 million of cash held by the Company's consolidated multi-family properties not in disposal group held for sale. − Financing of unencumbered assets represents the estimated available repurchase agreement and revolver securitization financings for the Company's residential loans, investment securities and single-family rental properties as of March 31, 2024. − Additional financing of under-levered assets represents the estimated additional financing available for residential loans, investment securities and CDOs repurchased from residential loan securitizations under the Company's current repurchase agreements as of March 31, 2024. − % Market Capitalization is calculated as the quotient of (i) Available Cash, Financing of Unencumbered Assets, Additional Financing of Under- Levered Assets or Total Deployment Availability and (ii) the Company's total market capitalization as of March 31, 2024. − NYMT Investment Portfolio Size amounts represent the investment portfolio carrying values as of end of the periods presented (see Appendix – “Capital Allocation”). Slide 10 − Image(s) used under license from Powerpoint Stock Images. Slide 11 − Dividend yield calculated using the current quarter dividend declared on common stock and the closing share price of the Company's common stock on March 31, 2024. − Total Portfolio Size and Portfolio Allocation of the investment portfolio represent investment portfolio carrying value as of March 31, 2024 (see Appendix – “Capital Allocation”). Agency RMBS with a carrying value of $2.2 billion are included in Single-Family investment securities available for sale in the Appendix - "Capital Allocation" table. − EPS Contribution amounts are calculated as the quotient of net interest income and the weighted average shares outstanding for the periods indicated. − Available Cash represents unrestricted cash at quarter-end for each of the periods indicated less cash held by the Company's consolidated multi- family properties not in disposal group held for sale. Slide 12 − Amounts for Senior Unsecured Notes and Subordinated Debentures represent the outstanding note balance. − MTM Repo - Agency includes repurchase agreement financing subject to margin calls used to fund the purchase of Agency RMBS. − MTM Repo - Credit includes repurchase agreement financing subject to margin calls used to fund the purchase of residential loans, single-family rental properties and non-Agency RMBS. 46

Slide 17 − Market value represents the fair value of the Agency RMBS strategy portfolio as of March 31, 2024. − Average Coupon represents the weighted average coupon rate of Specified Pools as of March 31, 2024. − WALA represents the weighted average loan age of the underlying collateral of Specified Pools as of March 31, 2024. − Specified Pool Breakdown percentages are calculated based on the aggregate fair value of each classification group as of March 31, 2024. − Specified Pool by Coupon percentages are calculated based on the aggregate fair value of each classification group as of March 31, 2024. Slide 18 − Life-to-date UPB Invested includes purchased interest bearing balances and funded interest bearing holdback for the BPL- Bridge strategy. − Q1 2024 acquisitions represent BPL-Bridge loans purchased during the current quarter and held as of March 31, 2024. − Cash collections as percentage of monthly scheduled interest is calculated as the quotient of aggregate coupon interest, default interest, late fees and extension fees collected from BPL-Bridge borrowers in the periods presented and aggregate coupon accrual calculated using the outstanding interest bearing balance and the contractual note rate of BPL-Bridge loans for the periods presented. − Average FICO and Average Coupon represent the weighted average borrower FICO score and weighted average gross coupon rate. − Ground up and multi-family percentages are calculated using the interest bearing balances of BPL-Bridge loans. − Average LTARV represents the weighted average LTARV calculated using the maximum loan amount and original after- repair value per the appraisal or broker price opinion obtained for the mortgage loan (only applicable for loans with rehab component). End Notes − Non-MTM Repo - Credit includes repurchase agreement financing not subject to margin calls used to fund the purchase of residential loans. − Securitization Financing includes residential loan securitizations. − MTM Repo, Non-MTM Repo and Securitization Financing amounts represent the outstanding loan amount or note balance. − Available Cash represents unrestricted cash at quarter-end for each of the periods indicated less cash held by the Company's consolidated multi-family properties not in disposal group held for sale. Slide 13 − Other Investments include an equity investment in an entity that originates residential loans. − Portfolio Asset amounts for BPL-Bridge, RPL, Performing Loans, BPL- Rental, Non-Agency RMBS, Mezzanine Lending, Agency RMBS and Other Investments represent the fair value of the assets as of March 31, 2024. − Portfolio Asset amount for SFR represents the net depreciated value of the real estate assets as of March 31, 2024. − Joint Venture Equity and Hybrid Preferred & Joint Venture Equity Portfolio Asset amounts represents the Company's net equity investments in consolidated and unconsolidated multi-family apartment properties (as applicable) as of March 31, 2024. Refer to Appendix - "Reconciliation of Joint Venture Equity and Consolidated Mezzanine Lending Investments" for a detailed breakout. − Available cash is calculated as unrestricted cash of $226.9 million less $14.3 million of cash held by the Company's consolidated multi-family properties not in disposal group held for sale. Slide 14 − Image(s) used under license from Powerpoint Stock Images. Slide 15 − Portfolio Acquisitions represent the cost of assets acquired by the Company during the periods presented. BPL - Bridge/Rental acquisitions include draws funded for BPL-Bridge loans during the period. Slide 16 − ZV Spreads at indicated coupon percentages sourced from Bloomberg. − NYMT Agency RMBS Holdings in the Specified Pools at Different Coupons chart represent the fair value of fixed rate Agency RMBS as of March 31, 2024. − NYMT Agency RMBS Holdings in the Agency RMBS Current Coupon Spreads chart represent the fair value of Agency RMBS as of March 31, 2024. − Agency RMBS Current Coupon Spreads sourced from Bloomberg. 47

End Notes − Average LTC represents the weighted average LTC calculated using the initial loan amount at origination (exclusive of any debt service, rehab escrows and other escrows or other amounts not funded to the borrower at closing) and initial cost basis. Initial cost basis is calculated as the purchase cost for non-re-financed loans or the as-is-value for re-financed loans. − DQ 60+ refers to loans greater than 60 days delinquent. − Dollar amounts shown in the BPL-Bridge Portfolio Composition chart represent the interest bearing balances of BPL-Bridge loans as of the end of the periods indicated. Slide 19 − Total Investment Portfolio, Total Capital, and Net Capital represent amounts derived from the investment portfolio carrying value and net Company capital allocated as of March 31, 2024. Refer to Appendix - "Capital Allocation" for a detailed breakout of Total Investment Portfolio, Total Capital, and Net Capital. − Asset Value for BPL-Bridge, BPL-Rental, Performing Loan, RPL, Agency RMBS and Non-Agency RMBS strategies represent the fair value of the assets as of March 31, 2024. Asset Value for SFR represents the net depreciated value of the real estate assets as of March 31, 2024. − Asset Value and Net Capital for Non-Agency RMBS include Consolidated SLST securities owned by the Company with a fair value of $151 million and other non-Agency RMBS with a fair value of $24 million. − Portfolio Recourse Leverage Ratio represents outstanding recourse repurchase agreement financing related to the strategy divided by the net capital allocated to the strategy. − Total Portfolio Leverage Ratio represents outstanding repurchase agreement financing plus residential CDOs issued by the Company related to the strategy divided by the net capital allocated to the strategy. − Calculation of Portfolio Recourse Leverage Ratio and Total Portfolio Leverage Ratio for BPL and RPL strategies includes securities repurchased from residential loan securitizations. − Average FICO and Average Coupon for RPL Strategy, BPL-Bridge Strategy, BPL-Rental Strategy and Performing Loan Strategy represent the weighted average borrower FICO score and weighted average gross coupon rate for residential loans held as of March 31, 2024. − Average LTV for RPL Strategy, BPL-Rental Strategy and Performing Loan Strategy represents the weighted average loan-to-value for residential loans held as of March 31, 2024. LTV for these strategies is calculated using the most current property value available. Average LTV for BPL-Bridge Strategy represents the weighted average LTARV for residential loans, calculated using the maximum loan amount and original after-repair value per the appraisal or broker price opinion obtained for the mortgage loan (only applicable for loans with rehab component). − Average FICO and Average LTV for Agency RMBS strategy represent the weighted average borrower FICO score and weighted average loan-to-value of the underlying collateral of Specified Pools per the most recent data available in Bloomberg. Average Coupon for Agency RMBS strategy represents the weighted average coupon rate of the Specified Pools. Average FICO, Average LTV and Average Coupon for Agency RMBS do not include Agency IOs. − Average FICO, Average LTV and Average Coupon for Non-Agency RMBS strategy represent the weighted average borrower FICO score, weighted average loan-to-value and weighted average coupon rate of the underlying collateral as of March 31, 2024. Slide 20 − Remaining exposure represents the carrying value of Mezzanine Lending investments as of March 31, 2024. − Seasoned Invest and New Invest represent the aggregate investment amount as of the beginning of each period presented and the aggregate new investment amount added during the periods presented, respectively. − Annual payoff rate is calculated as the quotient of aggregate loan amounts redeemed in each period presented and the total loan amount of the Mezzanine Lending portfolio as of the beginning of each period presented. − Average Annualized Payoff Rate is calculated as the annualized average of the quotient of aggregate loan amounts redeemed in each period presented and the total loan amount of the Mezzanine Lending portfolio as of the beginning of each period presented. Slide 21 − Remaining exposure amount and percentages are calculated using the Company's net equity investment in consolidated and unconsolidated multi-family apartment properties. 48

End Notes − NYMT Equity Basis represents the Company's net equity investment in consolidated and unconsolidated multi-family apartment properties as of March 31, 2024. Slide 22 − Total Investment Portfolio, Total Capital, and Net Capital represent amounts derived from the investment portfolio carrying value and net Company capital allocated as of March 31, 2024. Refer to Appendix - "Capital Allocation" for a detailed breakout of Total Investment Portfolio, Total Capital, and Net Capital. − Asset Value for Mezzanine Lending investments represents the fair value of the investments. − Asset Value for Joint Venture Equity and Hybrid Preferred & Joint Venture Equity investments represents the Company's net equity investment in consolidated and unconsolidated multi-family apartment properties (as applicable). Refer to Appendix - "Reconciliation of Joint Venture Equity and Consolidated Mezzanine Lending Investments" for a detailed breakout. − Average DSCR and Average Adjusted LTV of Mezzanine Lending investments represent the weighted average DSCR and weighted average combined LTV, inclusive of the estimated capital expenditure budget at origination, of the underlying properties, respectively, as of March 31, 2024. − Average coupon rate of Mezzanine Lending investments is a weighted average rate based upon the unpaid principal amount and contractual interest or preferred return rate as of March 31, 2024. − The average coupon rate of Hybrid Preferred & Joint Venture Equity investment is the contractual interest or preferred return of preferred equity investment only as of March 31, 2024. − Average DSCR and Average Adjusted LTV for Joint Venture Equity and Hybrid Preferred & Joint Venture Equity investments represent the weighted average DSCR and LTV, inclusive of the estimated capital expenditure budget at origination, of the underlying properties, respectively, as of March 31, 2024. Slide 23 − Image(s) used under license from Powerpoint Stock Image. Slide 24 − Image(s) used under license from Powerpoint Stock Image. Slide 29 − Unrealized gains/losses on Consolidated SLST includes unrealized gains/ losses on the residential loans held in Consolidated SLST and unrealized gains/losses on the CDOs issued by Consolidated SLST and not owned by the Company. 49 Slide 34 − Outstanding shares used to calculate book value per common share and Adjusted Book Value per common share for the quarter ended March 31, 2024 are 91,231,039. − Common stock issuance, net includes amortization of stock based compensation. Slide 36 − Image(s) used under license from Powerpoint Stock Image.

Capital Allocation

At March 31, 2024 (Dollar Amounts in Thousands)	Single-Family [1]	Multi-Family	Corporate/ Other	Total
Residential loans	$ 3,103,105	$ –	$ –	$ 3,103,105
Consolidated SLST CDOs	(582,627)	–	–	(582,627)
Investment securities available for sale	2,241,340	–	–	2,241,340
Multi-family loans	–	91,905	–	91,905
Equity investments	–	102,478	35,465	137,943
Equity investments in consolidated multi-family properties [2]	–	189,530	–	189,530
Equity investments in disposal group held for sale [3]	–	22,310	–	22,310
Single-family rental properties	149,060	–	–	149,060
Total investment portfolio carrying value	**$ 4,910,878**	**$ 406,223**	**$ 35,465**	**$ 5,352,566**
Repurchase agreements	$ (2,512,008)	$ –	$ –	$ (2,512,008)
Residential loan securitization CDOs	(1,605,735)	–	–	(1,605,735)
Senior unsecured notes	–	–	(98,299)	(98,299)
Subordinated debentures	–	–	(45,000)	(45,000)
Cash, cash equivalents and restricted cash [4]	156,560	–	219,846	376,406
Cumulative adjustment of redeemable non-controlling interest to estimated redemption value	–	(36,489)	–	(36,489)
Other	93,454	(3,642)	(35,997)	53,815
Net Company capital allocated	**$ 1,043,149**	**$ 366,092**	**$ 76,015**	**$ 1,485,256**
Company Recourse Leverage Ratio [5]				**1.7x**
Portfolio Recourse Leverage Ratio [6]				**1.6x**

(1) The Company, through its ownership of certain securities, has determined it is the primary beneficiary of Consolidated SLST and has consolidated the assets and liabilities of Consolidated SLST in the Company's condensed consolidated financial statements. Consolidated SLST is primarily presented on our condensed consolidated balance sheets as residential loans, at fair value and collateralized debt obligations, at fair value. Our investment in Consolidated SLST as of March 31, 2024 was limited to the RMBS comprised of first loss subordinated securities and certain IOs issued by the securitization with an aggregate net carrying value of $151.2 million.

(2) Represents the Company's equity investments in consolidated multi-family properties that are not in disposal group held for sale. A reconciliation of the Company's equity investments in consolidated multi-family properties and disposal group held for sale to the Company's condensed consolidated financial statements is included below in "Reconciliation of Joint Venture Equity and Consolidated Mezzanine Lending Investments."

(3) Represents the Company's equity investments in consolidated multi-family properties that are held for sale in disposal group. A reconciliation of the Company's equity investments in consolidated multi-family properties and disposal group held for sale to the Company's condensed consolidated financial statements is included below in "Reconciliation of Joint Venture Equity and Consolidated Mezzanine Lending Investments."

(4) Excludes cash in the amount of $16.9 million held in the Company's equity investments in consolidated multi-family properties and equity investments in consolidated multi-family properties in disposal group held for sale. Restricted cash of $163.8 million is included in the Company's condensed consolidated balance sheets in other assets.

(5) Represents the Company's total outstanding recourse repurchase agreement financing, subordinated debentures and senior unsecured notes divided by the Company's total stockholders' equity. Does not include non-recourse repurchase agreement financing amounting to $90.7 million, Consolidated SLST CDOs amounting to $582.6 million, residential loan securitization CDOs amounting to $1.6 billion and mortgages payable on real estate, including mortgages payable on real estate of disposal group held for sale, totaling $970.4 million as they are non-recourse debt.

(6) Represents the Company's outstanding recourse repurchase agreement financing divided by the Company's total stockholders' equity.

NYMT

50

Reconciliation of Joint Venture Equity and Consolidated Mezzanine Lending Investments Dollar Amounts in Thousands Joint Venture Equity Hybrid Preferred & Joint Venture Equity Consolidated Mezzanine Lending Investment Total Cash and cash equivalents $ 7,512 $ 5,213 $ 1,600 $ 14,325 Real estate, net (1) 427,637 523,521 54,003 1,005,161 Lease intangibles, net (2) — — 951 951 Assets of disposal group held for sale 146,363 — — 146,363 Other assets 13,769 12,066 4,893 30,728 Total assets $ 595,281 $ 540,800 $ 61,447 $ 1,197,528 Mortgages payable on real estate, net $ 409,883 $ 395,748 $ 45,112 $ 850,743 Liabilities of disposal group held for sale 122,318 — — 122,318 Other liabilities 7,601 6,031 1,531 15,163 Total liabilities $ 539,802 $ 401,779 $ 46,643 $ 988,224 Redeemable non-controlling interest in Consolidated VIEs $ — $ 20,128 $ — $ 20,128 Less: Cumulative adjustment of redeemable non-controlling interest to estimated redemption value — (36,489) — (36,489) Non-controlling interest in Consolidated VIEs 3,667 7,721 701 12,089 Non-controlling interest in disposal group held for sale 1,736 — — 1,736 Net Equity Investment (3) $ 50,076 $ 147,661 $ 14,103 $ 211,840 Equity Investments (4) 1,670 — — 1,670 Total $ 51,746 $ 147,661 $ 14,103 $ 213,510 (1) Includes real estate held for sale in the amount of $36.2 million for Hybrid Preferred & Joint Venture Equity. (2) Included in other assets in the Company's condensed consolidated financial statements. (3) The Company's net equity investment consists of $189.5 million of net equity investments in consolidated multi-family properties and $22.3 million of net equity investments in disposal group held for sale. (4) Represents the Company's equity investments in unconsolidated multi-family apartment properties. 51